Exhibit 23.2

LETTER OF CONSENT

TO: UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Re: InterOil Corporation Preliminary Short Form Base Shelf Prospectus dated March 12, 2013

We are a firm of independent petroleum engineering consultants and have prepared reports dated February 25, 2013 for InterOil Corporation providing an independent resources assessment for the Elk/Antelope and Triceratops Gas Fields as at December 31, 2012 as described in the Annual Information Form (“AIF”) of InterOil Corporation dated February 27, 2013.

We hereby consent to the use and reference to our name and report, which is incorporated by reference in the preliminary short form base shelf prospectus dated March 12, 2013 (the “Prospectus”) of InterOil Corporation.

We also confirm that we have read the Prospectus and that we have no reason to believe that there are any misrepresentations in the information contain in it that are derived from the above-mentioned reports or that are within our knowledge as a result of the services we performed in connection with the reports.

Your truly,

GLJ PETROLEUM CONSULTANTS LTD.

/s/ Keith M. Braaten

Keith M. Braaten, P. Eng.

President and Chief Executive Officer

Calgary, Alberta

March 12, 2013